Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Sino Fibre Communications, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Sino Fibre Communications, Inc. of our report dated June 13, 2007, relating to the financial statements of Sino Fibre Communications, Inc. (a development stage company) as of and for the year ended December 31, 2006 and for the period from August 19, 1999 (inception) through December 31, 2006.  We also consent to the reference to our firm under the caption “Experts.”

/s/  WEINBERG & COMPANY, P.A.

WEINBERG & COMPANY, P.A.
Certified Public Accountants

Boca Raton, Florida
October 6, 2008